Filed Pursuant to Rule 424(b)(2)
Registration No. 333-216286

PRICING SUPPLEMENT dated May 31, 2019 (To Equity Index Underlying Supplement dated November 6, 2018, Prospectus Supplement dated November 6, 2018 and Prospectus dated March 28, 2017)
Canadian Imperial Bank of Commerce
Senior Global Medium-Term Notes
Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the S&P 500® Index due June 5, 2023

¢	Linked to the S&P 500® Index (the “Index”)
¢

Unlike ordinary debt securities, the securities do not pay interest, do not repay a fixed amount of principal at maturity and are subject to potential automatic call upon the terms described below. Any return you receive on the securities and whether they are automatically called will depend on the performance of the Index

¢

Automatic Call. If the Closing Level of the Index on any Call Observation Date is greater than or equal to the Starting Level, we will automatically call the securities for the principal amount plus the Call Premium applicable to that Call Observation Date

		Call Observation Date June 5, 2020 June 7, 2021 June 6, 2022 May 26, 2023 (the “Final Valuation Date”)	Call Premium 6.15% of the principal amount 12.30% of the principal amount 18.45% of the principal amount 24.60% of the principal amount

¢

Payment at Maturity.  If the securities are not automatically called, the payment at maturity will be equal to or less than the principal amount per security depending on the Closing Level of the Index on the Final Valuation Date as follows:

	☐	If the Closing Level of the Index on the Final Valuation Date is less than the Starting Level, but not by more than 10%, you will receive the principal amount of your securities
☐

If the Closing Level of the Index on the Final Valuation Date is less than the Starting Level by more than 10%, you will receive less than the principal amount and have 1-to-1 downside exposure to the decrease in the level of the Index in excess of 10%

¢	Investors may lose up to 90% of the principal amount
¢

Any positive return on the securities will be limited to the applicable Call Premium, even if the Closing Level of the Index on the applicable Call Observation Date significantly exceeds the Starting Level. You will not participate in any appreciation of the Index beyond the applicable fixed Call Premium

¢

All payments on the securities are subject to the credit risk of Canadian Imperial Bank of Commerce and you will have no ability to pursue any securities included in the Index for payment; if Canadian Imperial Bank of Commerce defaults on its obligations, you could lose all or some of your investment

¢	No periodic interest payments or dividends
¢	No exchange listing; designed to be held to maturity or earlier automatic call

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page PRS-8 herein and beginning on page S-1 of the accompanying underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

The securities are unsecured obligations of Canadian Imperial Bank of Commerce and all payments on the securities are subject to the credit risk of Canadian Imperial Bank of Commerce. The securities will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction. The securities are not bail-inable notes (as defined on page S-2 of the prospectus supplement).

Neither the Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Underwriting Discount (1)	Proceeds to CIBC
Per Security	$1,000.00	$28.25	$971.75
Total	$913,000.00	$25,792.25	$887,207.75

(1)

The agent, Wells Fargo Securities, LLC (“Wells Fargo Securities”), will receive an underwriting discount of $28.25 per security. The agent may resell the securities to other securities dealers at the principal amount less a concession not in excess of $17.50 per security. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, each an affiliate of Wells Fargo Securities). In addition to the selling concession allowed to WFA, the agent will pay $0.75 per security of the underwriting discount to WFA as a distribution expense fee for each security sold by WFA. See “Supplemental Plan of Distribution” in this pricing supplement and “Use of Proceeds and Hedging” in the underlying supplement for information regarding how we may hedge our obligations under the securities.

Our estimated value of the securities on the Pricing Date, based on our internal pricing models, is $968.10 per security. The estimated value is less than the principal amount of the securities. See “The Estimated Value of the Securities” in this pricing supplement.

Wells Fargo Securities

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 3, 2023

TERMS OF THE SECURITIES

The information in this “Terms of the Securities” section is only a summary and is qualified by the more detailed information set forth in this pricing supplement, the underlying supplement, the prospectus supplement and the prospectus, each filed with the SEC. See “About This Pricing Supplement” in this pricing supplement.

Issuer:	Canadian Imperial Bank of Commerce
Reference Asset:	The S&P 500® Index (Bloomberg ticker symbol “SPX”)
Pricing Date:	May 31, 2019
Issue Date:	June 5, 2019
Principal Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.
Automatic Call:

If the Closing Level of the Index on any Call Observation Date (including the Final Valuation Date) is greater than or equal to the Starting Level, the securities will be automatically called, and on the related Call Payment Date you will be entitled to receive a cash payment per security in U.S. dollars equal to the principal amount per security plus the Call Premium applicable to the relevant Call Observation Date. The last Call Observation Date is the Final Valuation Date, and payment upon an automatic call on the Final Valuation Date, if applicable, will be made on the Stated Maturity Date.

Any positive return on the securities will be limited to the applicable Call Premium, even if the Closing Level of the Index on the applicable Call Observation Date significantly exceeds the Starting Level. You will not participate in any appreciation of the Index beyond the applicable Call Premium.

If the securities are automatically called, they will cease to be outstanding on the related Call Payment Date and you will have no further rights under the securities after such Call Payment Date. You will not receive any notice from us if the securities are automatically called.

Call Observation Dates and Call Premiums:	Call Observation Date	Call Premium	Payment per Security upon an Automatic Call
	June 5, 2020	6.15% of the principal amount	$1,061.50
	June 7, 2021	12.30% of the principal amount	$1,123.00
	June 6, 2022	18.45% of the principal amount	$1,184.50
	May 26, 2023	24.60% of the principal amount	$1,246.00

We refer to May 26, 2023 as the “Final Valuation Date.”

The Call Observation Dates are subject to postponement for non-Trading Days and the occurrence of a market disruption event. See “—Postponement of a Calculation Day” below.

Call Payment Date:

Five Business Days after the applicable Call Observation Date (as each such Call Observation Date may be postponed pursuant to “—Postponement of a Calculation Day” below, if applicable); provided that the Call Payment Date for the last Call Observation Date will be the Stated Maturity Date.

PRS-2

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 3, 2023

Payment at Maturity:

If the Closing Level of the Index is less than the Starting Level on each of the Call Observation Dates, the securities will not be automatically called, and on the Stated Maturity Date, you will be entitled to receive a cash payment per security in U.S. dollars determined as follows:

•  if the Ending Level is greater than or equal to the Threshold Level: $1,000; or

•  if the Ending Level is less than the Threshold Level: $1,000 minus:

If the securities are not automatically called on or prior to the Final Valuation Date and the Ending Level is less than the Threshold Level, you will receive less, and possibly 90% less, than the principal amount of your securities at maturity.

Stated Maturity Date:

June 5, 2023. If the Final Valuation Date is postponed, the Stated Maturity Date will be the later of (i) June 5, 2023 and (ii) three Business Days after the Final Valuation Date, as postponed. No interest will be paid in respect of such postponement. See “—Postponement of a Calculation Day” below. The securities are not subject to redemption at the option of CIBC or repayment at the option of any holder of the securities prior to the Stated Maturity Date.

Closing Level:	The “Closing Level” of the Index on any Trading Day means the official closing level of the Index as reported by the Index Sponsor on such Trading Day.
Starting Level:	2,752.06, the Closing Level of the Index on the Pricing Date.
Ending Level:	The “Ending Level” will be the Closing Level of the Index on the Final Valuation Date.
Threshold Level:	2,476.854, which is equal to 90% of the Starting Level.
Postponement of a Calculation Day:

The Call Observation Dates (including the Final Valuation Date) are each referred to as a “calculation day.” If any calculation day is not a Trading Day, such calculation day will be postponed to the next succeeding Trading Day. A calculation day is also subject to postponement due to the occurrence of a market disruption event. See “Additional Terms of the Securities—Market Disruption Events” in this pricing supplement.

Calculation Agent:	CIBC
Material U.S. Tax Consequences:

 For a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities, see “Summary of U.S. Federal Income Tax Consequences” in this pricing supplement and “Certain U.S. Federal Income Tax Consequences” in the underlying supplement.

Agent:

Wells Fargo Securities. The agent may resell the securities to other securities dealers, including securities dealers acting as custodians, at the principal amount of the securities less a concession of not in excess of $17.50 per security. Such securities dealers may include WFA. In addition to the selling concession allowed to WFA, Wells Fargo Securities will pay $0.75 per security of the underwriting discount to WFA as a distribution expense fee for each security sold by WFA.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP / ISIN:	13605WRA1 / US13605WRA17.

PRS-3

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 3, 2023

DETERMINING TIMING AND AMOUNT OF PAYMENT ON THE SECURITIES

The timing and amount of the payment you will receive will be determined as follows:

PRS-4

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 3, 2023

HYPOTHETICAL PAYOUT PROFILE

The following profile illustrates the potential payment on the securities for a range of hypothetical percentage changes in the Closing Level of the Index from the Pricing Date to the applicable Call Observation Date (including the Final Valuation Date). The profile is based on the Call Premium of 6.15% for the first Call Observation Date, 12.30% for the second Call Observation Date, 18.45% for the third Call Observation Date and 24.60% for the final Call Observation Date, and the Threshold Level equal to 90% of the Starting Level. This profile has been prepared for purposes of illustration only. Your actual return will depend on (i) whether the securities are automatically called; (ii) if the securities are automatically called, the actual Call Observation Date on which the securities are called; (iii) if the securities are not automatically called, the actual Ending Level of the Index; and (iv) whether you hold your securities to maturity or earlier automatic call.

PRS-5

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 3, 2023

ABOUT THIS PRICING SUPPLEMENT

You should read this pricing supplement together with the prospectus dated March 28, 2017 (the “prospectus”), the prospectus supplement dated November 6, 2018 (the “prospectus supplement”) and the Equity Index Underlying Supplement dated November 6, 2018 (the “underlying supplement”), relating to our Senior Global Medium-Term Notes, of which these securities are a part, for additional information about the securities. Information included in this pricing supplement supersedes information in the underlying supplement, the prospectus supplement and the prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the underlying supplement, the prospectus supplement and the prospectus.

You should rely only on the information contained in or incorporated by reference in this pricing supplement, the accompanying underlying supplement, prospectus supplement and prospectus. This pricing supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this pricing supplement, the accompanying underlying supplement, prospectus supplement and prospectus, and in the documents referred to in these documents and which are made available to the public. We have not, and Wells Fargo Securities has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We are not, and Wells Fargo Securities is not, making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this pricing supplement, the accompanying underlying supplement, prospectus supplement or prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this pricing supplement, nor the accompanying underlying supplement, prospectus supplement or prospectus constitutes an offer, or an invitation on our behalf or on behalf of Wells Fargo Securities, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this pricing supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

You may access the underlying supplement, the prospectus supplement and the prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•                  Equity Index Underlying Supplement dated November 6, 2018:

https://www.sec.gov/Archives/edgar/data/1045520/000110465918066561/a18-39408_13424b2.htm

•                  Prospectus Supplement dated November 6, 2018 and Prospectus dated March 28, 2017:

https://www.sec.gov/Archives/edgar/data/1045520/000110465918066166/a18-37094_1424b2.htm

PRS-6

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 3, 2023

INVESTOR CONSIDERATIONS

We have designed the securities for investors who:

•                  believe that the Closing Level of the Index will be greater than or equal to the Starting Level on one of the Call Observation Dates;

•                  seek the potential for a fixed return if the Index has appreciated at all as of any of the Call Observation Dates in lieu of full participation in any potential appreciation of the Index;

•                  understand that if the Closing Level of the Index is less than the Starting Level on each of the Call Observation Dates (including the Final Valuation Date), they will not receive any positive return on their investment in the securities, and that if the Closing Level of the Index on the Final Valuation Date is less than the Starting Level by more than 10%, they will receive less, and up to 90% less, than the principal amount per security;

•                  understand that the term of the securities may be as short as approximately one year and that they will not receive a higher Call Premium payable with respect to a later Call Observation Date if the securities are called on an earlier Call Observation Date;

•                  are willing to forgo periodic interest payments on the securities and dividends on securities included in the Index; and

•                  are willing to hold the securities until maturity or earlier automatic call.

The securities are not designed for, and may not be a suitable investment for, investors who:

•                  seek a liquid investment or are unable or unwilling to hold the securities to maturity or earlier automatic call;

•                  believe that the Closing Level of the Index will be less than the Starting Level on each of the Call Observation Dates;

•                  seek a security with a fixed term;

•                  seek full return at maturity of the principal amount of the securities;

•                  are unwilling to accept the risk that, if the Closing Level of the Index is less than the Starting Level on each of the Call Observation Dates (including the Final Valuation Date), they will not receive any positive return on their investment in the securities;

•                  are unwilling to accept the risk that the Closing Level of the Index may decrease by more than 10% from the Starting Level to the Ending Level;

•                  are unwilling to purchase securities with an estimated value as of the Pricing Date that is lower than the original offering price;

•                  seek current income;

•                  are unwilling to accept the risk of exposure to the large capitalization segment of the United States equity market;

•                  seek uncapped exposure to the upside performance of the Index beyond the applicable Call Premiums;

•                  are unwilling to accept the credit risk of CIBC to obtain exposure to the Index generally, or to the exposure to the Index that the securities provide specifically; or

•                  prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

PRS-7

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 3, 2023

RISK FACTORS

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities or the securities included in the Index. You should carefully consider the risk factors set forth below and “Risk Factors” beginning on page S-1 of the accompanying underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus, as well as the other information contained in this pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus, including the documents they incorporate by reference. As described in more detail below, the value of the securities may vary considerably before the Stated Maturity Date due to events that are difficult to predict and are beyond our control. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the securities in light of your particular circumstances.

If The Securities Are Not Automatically Called And The Ending Level Is Less Than The Threshold Level, You Will Receive Less, And Up To 90% Less, Than The Principal Amount Of Your Securities At Maturity.

We will not repay you a fixed amount on the securities on the Stated Maturity Date. If the Closing Level of the Index is less than the Starting Level on each of the Call Observation Dates, the securities will not be automatically called, and you will receive a payment at maturity that will be equal to or less than the principal amount per security, depending on the Ending Level (i.e., the Closing Level of the Index on the Final Valuation Date).

If the Ending Level is less than the Threshold Level, the payment you receive at maturity will be reduced by an amount equal to the decline in the level of the Index to the extent it is below the Threshold Level (expressed as a percentage of the Starting Level). The Threshold Level is 90% of the Starting Level. As a result, you may receive less, and up to 90% less, than the principal amount per security at maturity even if the level of the Index is greater than or equal to the Starting Level or the Threshold Level at certain times during the term of the securities.

If the securities are not automatically called, your return on the securities will be zero or negative, and your yield on the securities will be less than the yield you would earn if you bought a traditional interest-bearing debt security of CIBC or another issuer with a similar credit rating with the same Stated Maturity Date.

The Potential Return On The Securities Is Limited To The Call Premium And May Be Less Than The Return On A Direct Investment In The Securities Included In The Index.

The potential return on the securities is limited to the applicable Call Premium, regardless of the performance of the Index. The Index may appreciate by significantly more than the percentage represented by the applicable Call Premium from the Pricing Date through the applicable Call Observation Date, in which case an investment in the securities will underperform a hypothetical alternative investment providing a 1-to-1 return based on the performance of the Index. Furthermore, if the securities are called on an earlier Call Observation Date, you will receive a lower Call Premium than if the securities were called on a later Call Observation Date, and accordingly, if the securities are called on one of the earlier Call Observation Dates, you will not receive the highest potential Call Premium.

In addition, your return on the securities will not reflect the return you would realize if you actually owned the securities included in the Index and received the dividends and other payments paid on those securities. This is in part because any payment on the securities will be determined by reference to the Closing Level of the Index, which will be calculated by reference to the prices of the securities in the Index without taking into consideration the value of dividends and other payments paid on those securities.

You Will Be Subject To Reinvestment Risk.

If your securities are automatically called early, the term of the securities may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to maturity.

No Periodic Interest Will Be Paid On The Securities.

No periodic interest will be paid on the securities. However, because it is possible that the securities may be classified for U.S. federal income tax purposes as contingent payment debt instruments rather than prepaid forward contracts, you may be required to accrue interest income over the term of your securities. See “Summary of U.S. Federal Income Tax Consequences” in this pricing supplement and “Certain U.S. Federal Income Tax Consequences” in the underlying supplement.

PRS-8

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 3, 2023

The Securities Are Subject To The Credit Risk Of Canadian Imperial Bank of Commerce.

The securities are our obligations exclusively and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to our creditworthiness, and you will have no ability to pursue any securities included in the Index for payment. As a result, our actual and perceived creditworthiness and actual or anticipated decreases in our credit ratings may affect the value of the securities and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the securities. See “Description of the Notes We May Offer—Events of Default” in the prospectus supplement.

Our Estimated Value Of The Securities Is Lower Than The Original Offering Price Of The Securities.

Our estimated value is only an estimate using several factors. The original offering price of the securities exceeds our estimated value because costs associated with selling and structuring the securities, as well as hedging the securities, are included in the original offering price of the securities. See “The Estimated Value of the Securities” in this pricing supplement.

Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates.

Our estimated value of the securities was determined by reference to our internal pricing models when the terms of the securities were set. This estimated value was based on market conditions and other relevant factors existing at that time and our assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the securities that are greater than or less than our estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which Wells Fargo Securities or any other person would be willing to buy securities from you in secondary market transactions. See “The Estimated Value of the Securities” in this pricing supplement.

Our Estimated Value Was Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.

The internal funding rate used in the determination of our estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. If we were to have used the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the securities to be more favorable to you. Consequently, our use of an internal funding rate had an adverse effect on the terms of the securities and could have an adverse effect on any secondary market prices of the securities. See “The Estimated Value of the Securities” in this pricing supplement.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Wells Fargo Securities Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

The price, if any, at which Wells Fargo Securities or any of its affiliates may purchase the securities in the secondary market will be based on Wells Fargo Securities’ proprietary pricing models and will fluctuate over the term of the securities as a result of changes in the market and other factors described in the next risk factor. Any such secondary market price for the securities will also be reduced by a bid-offer spread, which may vary depending on the aggregate principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Unless the factors described in the next risk factor change significantly in your favor, any such secondary market price for the securities will likely be less than the original offering price.

If Wells Fargo Securities or any of its affiliates makes a secondary market in the securities at any time up to the Issue Date or during the three-month period following the Issue Date, the secondary market price offered by Wells Fargo Securities or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the securities that are included in the original offering price. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by Wells Fargo Securities or any of its affiliates during this period will be higher than it would be if it were based solely on Wells Fargo Securities’ proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this three-month period. If you hold the securities through an account at Wells Fargo Securities or one of its affiliates, we expect that this increase will also be reflected in the value indicated for the securities on your brokerage account statement. If you hold your securities through an account at a broker-dealer other than Wells Fargo Securities or any of its affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at Wells Fargo Securities or any of its affiliates.

PRS-9

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 3, 2023

The Value Of The Securities Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to maturity will be affected by the then-current level of the Index, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, among others, are expected to affect the value of the securities. When we refer to the “value” of your security, we mean the value you could receive for your security if you are able to sell it in the open market before the Stated Maturity Date.

•                  Index Performance. The value of the securities prior to maturity will depend substantially on the then-current level of the Index. The price at which you may be able to sell the securities before maturity may be at a discount, which could be substantial, from their principal amount, if the level of the Index at such time is less than, equal to or not sufficiently above its Starting Level or Threshold Level.

•                  Interest Rates. The value of the securities may be affected by changes in the interest rates in the U.S. markets.

•                  Volatility Of The Index. Volatility is the term used to describe the size and frequency of market fluctuations. The value of the securities may be affected if the volatility of the Index changes.

•                  Time Remaining To Maturity. The value of the securities at any given time prior to maturity will likely be different from that which would be expected based on the then-current level of the Index. This difference will most likely reflect a discount due to expectations and uncertainty concerning the level of the Index during the period of time still remaining to the maturity date. In general, as the time remaining to maturity decreases, the value of the securities will approach the amount that could be payable at maturity based on the then-current level of the Index.

•                  Dividend Yields On Securities Included In The Index. The value of the securities may be affected by the dividend yields on securities included in the Index.

•                  Our Credit Ratings, Financial Condition And Results Of Operation. Actual or anticipated changes in our credit ratings, financial condition or results of operation may affect the value of the securities. However, because the return on the securities is dependent upon factors in addition to our ability to pay our obligations under the securities, such as the level of the Index, an improvement in our credit ratings, financial condition or results of operation will not reduce the other investment risks related to the securities.

The value of the securities will also be limited by the automatic call feature because if the securities are automatically called, the return will not be greater than the applicable Call Premium. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the level of the Index.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although Wells Fargo Securities and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which Wells Fargo Securities and/or its affiliates are willing to buy your securities.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to maturity.

A Call Payment Date And The Stated Maturity Date May Be Postponed If A Calculation Day Is Postponed.

A calculation day (i.e., a Call Observation Date, including the Final Valuation Date) will be postponed if the applicable originally scheduled calculation day is not a Trading Day or if the calculation agent determines that a market disruption event has occurred or is continuing on that calculation day. If such a postponement occurs with respect to a calculation day other than the Final Valuation Date, then the related Call Payment Date will be postponed. If such a postponement occurs with respect to the Final Valuation Date, the Stated Maturity Date will be the later of (i) the initial Stated Maturity Date and (ii) three Business Days after the Final Valuation Date, as postponed.

PRS-10

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 3, 2023

We Or One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.

We or one of our affiliates will be the calculation agent for purposes of determining, among other things, the Closing Levels of the Index on each calculation day and whether the securities are automatically called and may be required to make other determinations that affect the return you receive on the securities. In making these determinations, the calculation agent may be required to make discretionary judgments, including determining whether a market disruption event has occurred on a scheduled calculation day, which may result in postponement of that calculation day; determining the Closing Level of the Index if a calculation day is postponed to the last day to which it may be postponed and a market disruption event occurs on that day; if publication of the Index is discontinued, selecting a successor or, if no successor is available, determining the Closing Level on the applicable calculation day; and determining whether to adjust the Closing Level of the Index on a calculation day in the event of certain changes in or modifications to the Index. Although the calculation agent will exercise its judgment in good faith when performing its functions, potential conflicts of interest may exist between the calculation agent and you.

Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a “participating dealer,” will potentially be adverse to your interests as an investor in the securities. In engaging in certain of the activities described below, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

•                  Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the level of the Index. Our affiliates or any dealer participating in the offering of the securities or its affiliates may, at present or in the future, publish research reports on the Index or the companies whose securities are included in the Index. This research will be modified from time to time without notice and may, at present or in the future, express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research reports on the Index or the companies whose securities are included in the Index could adversely affect the level of the Index and, therefore, adversely affect the value of and your return on the securities. You are encouraged to derive information concerning the Index from multiple sources and should not rely on the views expressed by us or our affiliates or any participating dealer or its affiliates. In addition, any research reports on the Index or the companies whose securities are included in the Index published on or prior to the Pricing Date could result in an increase in the level of the Index on the Pricing Date, which would adversely affect investors in the securities by increasing the level at which the Index must close on a calculation day in order for investors in the securities to receive a favorable return.

•                  Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in the Index may adversely affect the level of the Index. Our affiliates or any participating dealer or its affiliates may, at present or in the future, engage in business with the companies whose securities are included in the Index, including making loans to those companies (including exercising creditors’ remedies with respect to such loans), making equity investments in those companies or providing investment banking, asset management or other advisory services to those companies. These business activities could adversely affect the level of the Index and, therefore, adversely affect the value of and your return on the securities. In addition, in the course of these business activities, our affiliates or any participating dealer or its affiliates may acquire non-public information about one or more of the companies whose securities are included in the Index. If our affiliates or any participating dealer or its affiliates do acquire such non-public information, we and they are not obligated to disclose such non-public information to you.

•                  Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of the Index. We expect to hedge our obligations under the securities through one or more hedge counterparties, which may include our affiliates or any participating dealer or its affiliates. Pursuant to such hedging activities, our hedge counterparty may acquire securities included in the Index or listed or over-the-counter derivative or synthetic instruments related to the Index or such securities. Depending on, among other things, future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. To the extent that our hedge counterparty has a long hedge position in any of the securities included in the Index, or derivative or synthetic instruments related to the Index or such securities, they may liquidate a portion of such holdings at or about the time of a calculation day or at or

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Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 3, 2023

about the time of a change in the securities included in the Index. These hedging activities could potentially adversely affect the level of the Index and, therefore, adversely affect the value of and your return on the securities.

•                  Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of the Index. Our affiliates or any participating dealer or its affiliates may engage in trading in the securities included in the Index and other instruments relating to the Index or such securities on a regular basis as part of their general broker-dealer and other businesses. Any of these trading activities could potentially adversely affect the prices of the securities included in the Index and, therefore, adversely affect the value of and your return on the securities.

•                  A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or any distribution expense fee, creating a further incentive for the participating dealer to sell the securities to you. If any participating dealer or any of its affiliates conducts hedging activities for us in connection with the securities, that participating dealer or its affiliates expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any concession or distribution expense fee that the participating dealer receives for the sale of the securities to you. This additional projected profit may create a further incentive for the participating dealer to sell the securities to you.

The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the Internal Revenue Service or a court might not agree with the treatment of the securities as pre-paid cash-settled derivative contracts. If the Internal Revenue Service were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. As described under “Certain U.S. Federal Income Tax Consequences” in the underlying supplement, the U.S. Treasury Department and the Internal Revenue Service released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

Furthermore, Section 871(m) of the Internal Revenue Code imposes a withholding tax of up to 30% on “dividend equivalents” paid to non-U.S. investors in respect of certain financial instruments linked to U.S. equities. As of the date of this pricing supplement, the securities should not be subject to withholding under Section 871(m).

Both U.S. and non-U.S. persons considering an investment in the securities should review carefully “Summary of U.S. Federal Income Tax Consequences” in this pricing supplement and “Certain U.S. Federal Income Tax Consequences” in the underlying supplement and consult their tax advisors regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

There Can Be No Assurance That The Canadian Federal Income Tax Consequences Of An Investment In The Securities Will Not Change In The Future.

There can be no assurance that Canadian federal income tax laws, the judicial interpretation thereof, or the administrative policies and assessing practices of the Canada Revenue Agency will not be changed in a manner that adversely affects investors. For a discussion of the Canadian federal income tax consequences of investing in the securities, please read the section entitled “Certain Canadian Federal Income Tax Considerations” in this pricing supplement as well as the section entitled “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus. You should consult your tax advisor with respect to your own particular situation.

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Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 3, 2023

HYPOTHETICAL RETURNS

If the securities are automatically called:

Assuming that the securities are automatically called, the following table illustrates, for each hypothetical Call Observation Date on which the securities are automatically called:

•                  the hypothetical payment per security on the related Call Payment Date; and

•                  the hypothetical total pre-tax rate of return.

Hypothetical Call Observation Date on which Securities are Automatically Called	Hypothetical Payment Per Security on Related Call Payment Date	Hypothetical Pre-Tax Total Rate of Return
1st Call Observation Date	$1,061.50	6.15%
2nd Call Observation Date	$1,123.00	12.30%
3rd Call Observation Date	$1,184.50	18.45%
4th Call Observation Date	$1,246.00	24.60%

If the securities are not automatically called:

Assuming that the securities are not automatically called, the following table illustrates, for a range of hypothetical Ending Levels of the Index:

•                  the hypothetical percentage change from the hypothetical Starting Level to the hypothetical Ending Level, assuming a hypothetical Starting Level of 100.00;

•                  the hypothetical payment at maturity per security; and

•                  the hypothetical pre-tax total rate of return.

Hypothetical Ending Level	Hypothetical Percentage Change From the Hypothetical Starting Level to the Hypothetical Ending Level	Hypothetical Payment at Maturity Per Security	Hypothetical Pre-Tax Total Rate of Return
99.99	-0.01%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
89.00	-11.00%	$990.00	-1.00%
80.00	-20.00%	$900.00	-10.00%
75.00	-25.00%	$850.00	-15.00%
50.00	-50.00%	$600.00	-40.00%
25.00	-75.00%	$350.00	-65.00%
0.00	-100.00%	$100.00	-90.00%

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you will receive upon an automatic call or at maturity and the resulting pre-tax rate of return will depend on (i) whether the securities are automatically called; (ii) if the securities are automatically called, the actual Call Observation Date on which the securities are called; (iii) if the securities are not automatically called, the actual Ending Level; and (iv) whether you hold your securities to maturity or earlier automatic call.

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Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 3, 2023

HYPOTHETICAL PAYMENTS AT MATURITY

If the Closing Level of the Index is less than the Starting Level on each of the first three Call Observation Dates, the securities will not be automatically called prior to the Final Valuation Date, and you will receive a payment at maturity that will be greater than, equal to or less than the principal amount per security, depending on the Ending Level (i.e., the Closing Level of the Index on the Final Valuation Date). Set forth below are three examples of calculations of the payment at maturity, assuming that the securities have not been automatically called on any of the first three Call Observation Dates, reflecting a Call Premium applicable to the Final Valuation Date of 24.60% and assuming the hypothetical Starting Level, Threshold Level and Ending Levels indicated in the examples. The terms used for purposes of these hypothetical examples do not represent the actual Starting Level or Threshold Level. The hypothetical Starting Level of 100.00 has been chosen for illustrative purposes only and does not represent the actual Starting Level. The actual Starting Level and Threshold Level are set forth in the “Terms of the Securities” above. For historical data regarding the actual Closing Levels of the Index, see the historical information set forth under the section titled “The S&P 500® Index” below. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Example 1. The Ending level is greater than the Starting Level, the securities are automatically called on the Final Valuation Date and the payment at maturity is equal to the principal amount plus the applicable Call Premium:

Hypothetical Starting Level: 100.00

Hypothetical Ending Level: 150.00

Since the hypothetical Ending Level is greater than the hypothetical Starting Level, the securities are automatically called on the Final Valuation Date and you will receive the principal amount of your securities plus a Call Premium of 24.60% of the principal amount per security. Even though the Index appreciated by 50% from its Starting Level to its Ending Level in this example, your return is limited to the Call Premium of 24.60%, which is applicable to the Final Valuation Date.

On the Stated Maturity Date, you would receive $1,246.00 per security.

Example 2. The Ending level is less than the Starting Level but greater than the Threshold Level and the payment at maturity is equal to the principal amount:

Hypothetical Starting Level: 100.00

Hypothetical Ending Level: 95.00

Hypothetical Threshold Level: 90.00, which is 90% of the hypothetical Starting Level

Since the hypothetical Ending Level is less than the hypothetical Starting Level, but not by more than 10%, you would not lose any of the principal amount of your securities.

On the Stated Maturity Date, you would receive $1,000.00 per security.

Example 3. The Ending level is less than the Threshold Level and the payment at maturity is less than the principal amount:

Hypothetical Starting Level: 100.00

Hypothetical Ending Level: 50.00

Hypothetical Threshold Level: 90.00, which is 90% of the hypothetical Starting Level

Since the hypothetical Ending Level is less than the hypothetical Starting Level by more than 10%, you would lose a portion of the principal amount of your securities and receive a payment at maturity equal to:

On the Stated Maturity Date you would receive $600.00 per security, resulting in a loss of 40%.

To the extent that the actual Starting Level, Threshold Level and Ending Level differ from the values assumed above, the results indicated above would be different.

ADDITIONAL TERMS OF THE SECURITIES

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The definitions and provisions below supersede and replace the relevant definitions and provisions set forth in the underlying supplement.

Certain Definitions

A “Trading Day” means a day, as determined by the calculation agent, on which (i) the relevant stock exchanges with respect to each security underlying the Index are scheduled to be open for trading for their respective regular trading sessions and (ii) each related futures or options exchange is scheduled to be open for trading for its regular trading session.

The “relevant stock exchange” for any security underlying the Index means the primary exchange or quotation system on which such security is traded, as determined by the calculation agent.

The “related futures or options exchange” for the Index means an exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the Index.

Market Disruption Events

A “market disruption event” means any of the following events as determined by the calculation agent in its sole discretion:

(A)                 The occurrence or existence of a material suspension of or limitation imposed on trading by the relevant stock exchanges or otherwise relating to securities which then comprise 20% or more of the level of the Index or any successor equity index at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by those relevant stock exchanges or otherwise.

(B)                 The occurrence or existence of a material suspension of or limitation imposed on trading by any related futures or options exchange or otherwise in futures or options contracts relating to the Index or any successor equity index on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by the related futures or options exchange or otherwise.

(C)                 The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, securities that then comprise 20% or more of the level of the Index or any successor equity index on their relevant stock exchanges at any time during the one-hour period that ends at the close of trading on that day.

(D)                 The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to the Index or any successor equity index on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day.

(E)                  The closure on any exchange business day of the relevant stock exchanges on which securities that then comprise 20% or more of the level of the Index or any successor equity index are traded or any related futures or options exchange prior to its scheduled closing time unless the earlier closing time is announced by the relevant stock exchange or related futures or options exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such relevant stock exchange or related  futures or options exchange, as applicable, and (2) the submission deadline for orders to be entered into the relevant stock exchange or related futures or options exchange, as applicable, system for execution at such actual closing time on that day.

(F)                   The relevant stock exchange for any security underlying the Index or successor equity index or any related futures or options exchange fails to open for trading during its regular trading session.

For purposes of determining whether a market disruption event has occurred:

(1)                   the relevant percentage contribution of a security to the level of the Index or any successor equity index will be based on a comparison of (x) the portion of the level of such index attributable to that security and (y) the overall level of the Index or successor equity index, in each case immediately before the occurrence of the market disruption event;

(2)                   the “close of trading” on any Trading Day for the Index or any successor equity index means the scheduled closing time of the relevant stock exchanges with respect to the securities underlying the Index or successor equity index on such Trading Day; provided that, if the actual closing time of the regular trading session of any such relevant stock exchange is earlier than its scheduled closing time on such Trading Day, then (x) for purposes of clauses (A) and (C) of the definition of “market disruption event” above, with respect to any security underlying the Index or successor equity index for which such relevant stock exchange is its relevant stock exchange, the “close of trading” means such actual closing time and (y) for

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Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 3, 2023

purposes of clauses (B) and (D) of the definition of “market disruption event” above, with respect to any futures or options contract relating to the Index or successor equity index, the “close of trading” means the latest actual closing time of the regular trading session of any of the relevant stock exchanges, but in no event later than the scheduled closing time of the relevant stock exchanges;

(3)                   the “scheduled closing time” of any relevant stock exchange or related futures or options exchange on any Trading Day for the Index or any successor equity index means the scheduled weekday closing time of such relevant stock exchange or related futures or options exchange on such Trading Day, without regard to after hours or any other trading outside the regular trading session hours; and

(4)                   an “exchange business day” means any Trading Day for the Index or any successor equity index on which each relevant stock exchange for the securities underlying the Index or any successor equity index and each related futures or options exchange are open for trading during their respective regular trading sessions, notwithstanding any such relevant stock exchange or related futures or options exchange closing prior to its scheduled closing time.

If a market disruption event occurs or is continuing on any calculation day (including the Final Valuation Date), then such calculation day will be postponed to the first succeeding Trading Day on which a market disruption event has not occurred and is not continuing; however, if such first succeeding Trading Day has not occurred as of the eighth Trading Day after the originally scheduled calculation day, that eighth Trading Day shall be deemed to be the calculation day. If a calculation day has been postponed eight Trading Days after the originally scheduled calculation day and a market disruption event occurs or is continuing on such eighth Trading Day, the calculation agent will determine the Closing Level of the Index on such eighth Trading Day in accordance with the formula for and method of calculating the Closing Level of the Index last in effect prior to commencement of the market disruption event, using the closing price (or, with respect to any relevant security, if a market disruption event has occurred with respect to such security, its good faith estimate of the value of such security at the scheduled closing time of the relevant stock exchange for such security or, if earlier, the actual closing time of the regular trading session of such relevant stock exchange) on such date of each security included in the Index. As used herein, “closing price” means, with respect to any security on any date, the relevant stock exchange traded or quoted price of such security as of the scheduled closing time of the relevant stock exchange for such security or, if earlier, the actual closing time of the regular trading session of such relevant stock exchange.

Adjustments to the Index

If at any time the method of calculating the Index or a successor equity index, or the Closing Level thereof, is changed in a material respect, or if the Index or a successor equity index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the level of such index had those changes or modifications not been made, then the calculation agent will, at the close of business in New York, New York, on each date that the Closing Level of such index is to be calculated, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of an index comparable to the Index or successor equity index as if those changes or modifications had not been made, and the calculation agent will calculate the Closing Level of the Index or successor equity index with reference to such index, as so adjusted. Accordingly, if the method of calculating the Index or successor equity index is modified so that the level of such index is a fraction or a multiple of what it would have been if it had not been modified (e.g., due to a split or reverse split in such equity index), then the calculation agent will adjust the Index or successor equity index in order to arrive at a level of such index as if it had not been modified (e.g., as if the split or reverse split had not occurred).

Discontinuance of the Index

If the sponsor or publisher of the Index (the “Index Sponsor”) discontinues publication of the Index, and the Index Sponsor or another entity publishes a successor or substitute equity index that the calculation agent determines, in its sole discretion, to be comparable to the Index (a “successor equity index”), then, upon the calculation agent’s notification of that determination to the trustee and CIBC, the calculation agent will substitute the successor equity index as calculated by the Index Sponsor or any other entity for purposes of calculating the Closing Level of the Index on any calculation day. Upon any selection by the calculation agent of a successor equity index, CIBC will cause notice to be given to holders of the securities.

In the event that the Index Sponsor discontinues publication of the Index prior to, and the discontinuance is continuing on, a calculation day and the calculation agent determines that no successor equity index is available at such time, the calculation agent will calculate a substitute closing level for the Index in accordance with the formula for and method of calculating the Index last in effect prior to the discontinuance, but using only those securities that comprised the Index immediately prior to that discontinuance. If a successor equity index is selected or the calculation agent calculates a level as a substitute for the Index, the successor equity index or level will be used as a substitute for the Index for all purposes, including the purpose of determining whether a market disruption event exists.

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Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 3, 2023

If on a calculation day, the Index Sponsor fails to calculate and announce the level of the Index, the calculation agent will calculate a substitute closing level of the Index in accordance with the formula for and method of calculating the Index last in effect prior to the failure, but using only those securities that comprised the Index immediately prior to that failure; provided that, if a market disruption event occurs or is continuing on such day, then the provisions set forth above under “—Market Disruption Events” shall apply in lieu of the foregoing.

Notwithstanding these alternative arrangements, discontinuance of the publication of, or the failure by the Index Sponsor to calculate and announce the level of, the Index may adversely affect the value of the securities.

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Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 3, 2023

THE S&P 500® INDEX

The S&P 500® Index (Bloomberg ticker: “SPX <Index>“) is calculated, maintained and published by S&P Dow Jones Indices LLC (“SPDJI”). The Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. The top 5 industry groups by market capitalization as of May 31, 2019 were: Information Technology, Health Care, Financials,  Communication Services and Consumer Discretionary.

Effective February 20, 2019, company additions to the underlier should have an unadjusted company market capitalization of $8.2 billion or more (an increase from the previous requirement of an unadjusted company market capitalization of $6.1 billion or more).

See “Index Descriptions—The S&P U.S. Indices” beginning on page S-44 of the accompanying underlying supplement for additional information about the Index.

In addition, information about the Index may be obtained from other sources including, but not limited to, SPDJI’s website (including information regarding the Index’s sector weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor the agent makes any representation that such publicly available information regarding the Index is accurate or complete.

Historical Data

We obtained the Closing Levels of the Index in the graph below from Bloomberg Professional® Service (“Bloomberg”) without independent verification. The historical performance of the Index should not be taken as an indication of future performance, and no assurances can be given as to the Closing Level of the Index on any calculation day (including the Final Valuation Date). We cannot give you assurance that the performance of the Index will result in any positive return on your initial investment.

The following graph sets forth daily Closing Levels of the Index for the period from January 1, 2014 to May 31, 2019. The Closing Level on May 31, 2019 was 2,752.06.

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Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 3, 2023

THE ESTIMATED VALUE OF THE SECURITIES

The estimated value of the securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the securities. The estimated value does not represent a minimum price at which Wells Fargo Securities or any other person would be willing to buy your securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Risk Factors—Our Estimated Value Was Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the securities is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s estimated value of the securities was determined when the terms of the securities were set based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors—Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates” in this pricing supplement.

The Bank’s estimated value of the securities is lower than the principal amount of the securities because costs associated with selling, structuring and hedging the securities are included in the principal amount of the securities. These costs include the selling commissions paid to affiliated or unaffiliated dealers, the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the securities. See “Risk Factors—Our Estimated Value of the Securities Is Lower Than The Original Offering Price Of The Securities” in this pricing supplement.

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Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 3, 2023

SUPPLEMENTAL PLAN OF DISTRIBUTION

The securities will be purchased by Wells Fargo Securities as principal, pursuant to a distribution agreement between Wells Fargo Securities and us. We have agreed to pay certain of Wells Fargo Securities’ expenses in connection with the offering of the securities.

Wells Fargo Securities proposes to offer the securities to certain securities dealers, including securities dealers acting as custodians, at the principal amount of the securities less a concession not in excess of $17.50 per security. Such securities dealers may include WFA. In addition to the selling concession allowed to WFA, Wells Fargo Securities will pay $0.75 per security of the underwriting discount to WFA as a distribution expense fee for each security sold by WFA.

We will deliver the securities against payment therefor in New York, New York on a date that is more than two Business Days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on any date prior to two Business Days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

The principal amount of the securities includes the underwriting discount received by Wells Fargo Securities and the projected profit that our hedge counterparties expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. We expect to hedge our obligations through an affiliate of Wells Fargo Securities, one of our affiliates and/or another unaffiliated counterparty. Because hedging our obligations entails risks and may be influenced by market forces beyond the counterparties’ control, such hedging may result in a profit that is more or less than expected, or could result in a loss. The underwriting discount and projected profit of our hedge counterparties reduce the economic terms of the securities. In addition, the fact that the principal amount includes these items is expected to adversely affect the secondary market prices of the securities. These secondary market prices are also likely to be reduced by the cost of unwinding the related hedging transaction. See “Use of Proceeds and Hedging” in the underlying supplement.

The Bank, Wells Fargo Securities or any of our respective affiliates may use this pricing supplement in market-making transactions in the securities after their initial sale. However, it is not obligated to do so and may discontinue making a market at any time without notice.

Selling Restrictions

Argentina

CIBC’s Senior Global Medium-Term Notes program and the related offer of securities and the sale of securities under the terms and conditions provided herein does not constitute a public offering in Argentina. Consequently, no public offering approval has been requested or granted by the Comisión Nacional de Valores, nor has any listing authorization of the securities been requested on any stock market in Argentina.

Brazil

The securities may not be offered or sold to the public in Brazil. Accordingly, this pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus have not been submitted to the Comissão de Valores Mobiliáros for approval. Documents relating to this offering may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

Chile

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying underlying supplement, prospectus supplement and prospectus, may be made in or from Chile except in circumstances that will result in compliance with any applicable Chilean laws and regulations.

China

Neither this pricing supplement nor the accompanying underlying supplement, prospectus supplement or prospectus constitutes an offer to sell or the solicitation of an offer to buy any securities in the People’s Republic of China (excluding Hong Kong, Macau and Taiwan, the “PRC”) to any person to whom it is unlawful to make the offer or solicitation in the PRC.  The Issuer does not represent that this document may be lawfully distributed, or that any securities may be lawfully offered, in compliance with any applicable registration or other requirements in the PRC, or pursuant to an exemption available thereunder, or assume any responsibility for

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facilitating any such distribution or offering. Neither this document nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with any applicable laws and regulations.

European Economic Area

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)         the expression “retail investor” means a person who is one (or more) of the following:

(i)      a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”);

(ii)     a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)     not a qualified investor as defined in Directive 2003/71/EC; and

(b)         the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

Mexico

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus may not be publicly distributed in Mexico.

Paraguay

This is a private and personal offering. The securities offered have not been approved by or registered with the National Securities Commission (Comisión Nacional de Valores) and are not part of a public offering as defined by the Paraguayan Securities Law. The information contained herein is for informational and marketing purposes only and should not be taken as an investment advice.

Peru

The securities have not been and will not be registered with the Capital Markets Public Registry of the Capital Markets Superintendence (SMV) nor the Lima Stock Exchange Registry (RBVL) for their public offering in Peru under the Peruvian Capital Markets Law (Law N°861/ Supreme Decree N°093-2002) and the decrees and regulations thereunder.

Consequently, the securities may not be offered or sold, directly or indirectly, nor may this pricing supplement, the accompanying supplements or any other offering material relating to the securities be distributed or caused to be distributed in Peru to the general public. The securities may only be offered in a private offering without using mass marketing, which is defined as a marketing strategy utilising mass distribution and mass media to offer, negotiate or distribute securities to the whole market. Mass media includes newspapers, magazines, radio, television, mail, meetings, social networks, Internet servers located in Peru, and other media or technology platforms.

Taiwan

The securities may be made available outside Taiwan for purchase by Taiwan residents outside Taiwan but may not be offered or sold in Taiwan.

Uruguay

The sale of the securities qualifies as a private placement pursuant to section 2 of Uruguayan law 18,627. The securities must not be offered or sold to the public in Uruguay, except in circumstances which do not constitute a public offering or distribution under Uruguayan laws and regulations. The securities are not and will not be registered with the Financial Services Superintendency of the Central Bank of Uruguay.

PRS-21

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 3, 2023

SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a brief summary of the material U.S. federal income consequences relating to an investment in the securities.  The following summary is not complete and is both qualified and supplemented by, or in some cases supplements, the discussion entitled “Certain U.S. Federal Income Tax Consequences” beginning on page S-59 of the underlying supplement, which you should carefully review prior to investing in the securities.

The U.S. federal income tax consequences of your investment in the securities are uncertain. No statutory, judicial or administrative authority directly discusses how the securities should be treated for U.S. federal income tax purposes. In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the securities as prepaid cash-settled derivative contracts. Pursuant to the terms of the securities, you agree to treat the securities in this manner for all U.S. federal income tax purposes. If your securities are so treated, you should generally recognize capital gain or loss upon the sale, exchange, redemption or payment on maturity in an amount equal to the difference between the amount you receive at such time and the amount that you paid for your securities. Such gain or loss should generally be long-term capital gain or loss if you have held your securities for more than one year.

The characterization described above is not binding on the U.S. Internal Revenue Service (the “IRS”) or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above or in the accompanying underlying supplement. For a more detailed discussion of certain alternative characterizations with respect to your securities and certain other considerations with respect to your investment in the securities, you should consider the discussion set forth in “Certain U.S. Federal Income Tax Consequences” of the underlying supplement. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

Regarding the discussion in the underlying supplement with respect to a dividend equivalent payment made with respect to a U.S. stock or equity-linked debt instrument under the section entitled Tax Consequences to Non-U.S. Holders, the IRS has issued a Notice that excludes financial products issued prior to 2021 that are not “delta-one” with respect to underlying securities that could pay withholdable dividend equivalent payments.  Even if the securities should be treated as equity-linked instruments, since the securities should be considered to reference an index that should be treated as a qualified index, the securities should be exempt from the withholding tax rules specified for dividend equivalents.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the securities for U.S. federal income tax purposes. You should also consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

PRS-22

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 3, 2023

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to an investor who acquires beneficial ownership of a security pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with the Issuer and any transferee resident (or deemed to be resident) in Canada to whom the investor disposes of the security; (c) does not use or hold and is not deemed to use or hold the security in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the security, and (e) is not a, and deals at arm’s length with any, “specified shareholder” of the Issuer for purposes of the thin capitalization rules in the Canadian Tax Act (a “Non-Resident Holder”). A “specified shareholder” for these purposes generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of the Issuer’s shares determined on a votes or fair market value basis. Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning securities under “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies, and having regard to the terms of the securities, interest payable on the securities should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by the Issuer on a security as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own tax advisors regarding the consequences to them of a disposition of the securities to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

PRS-23

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 3, 2023

VALIDITY OF THE SECURITIES

In the opinion of Blake, Cassels & Graydon LLP, as Canadian counsel to the Bank, the issue and sale of the securities has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the securities have been duly executed, authenticated and issued in accordance with the indenture, the securities will be validly issued and, to the extent validity of the securities is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signature, and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated February 27, 2017, which has been filed as Exhibit 5.2 to the Bank’s Registration Statement on Form F-3 filed with the SEC on February 27, 2017.

In the opinion of Mayer Brown LLP, when the securities have been duly completed in accordance with the indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the securities will constitute valid and binding obligations of the Bank, entitled to the benefits of the indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated February 27, 2017, which has been filed as Exhibit 5.1 to the Bank’s Registration Statement on Form F-3 filed with the SEC on February 27, 2017.

PRS-24